Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253432

PROSPECTUS ADDENDUM (to Amendment No. 3 dated September 2, 2020 to Prospectus Supplement dated October 24, 2019 and Prospectus dated February 24, 2021)

UBS AG

ETRACS Bloomberg Commodity Index Total ReturnSM ETN Series B

due October 31, 2039

This prospectus addendum relates to the ETRACS Bloomberg Commodity Index Total ReturnSM ETN Series B due October 31, 2039 (the “ETRACS”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series B”. This prospectus addendum and Amendment No. 3 dated September 2, 2020 to the Prospectus Supplement dated October 24, 2019 (the “original prospectus supplement”) will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETRACS. The ETRACS were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your series of ETRACS, UBS AG prepared a prospectus supplement that was attached to a “base” prospectus.

UBS AG has prepared a new “base” prospectus dated February 24, 2021. This new base prospectus replaces the prior base prospectus. Because the terms of your ETRACS otherwise have remained the same except as set forth in this addendum, UBS AG is continuing to use the original prospectus supplement. As a result, you should read the original prospectus supplement for your ETRACS, which gives the specific terms of your ETRACS, together with the base prospectus dated February 24, 2021. When you read these documents, please note that all references in the amended prospectus supplement to the base prospectus dated as of a date prior to February 24, 2021, or to any sections of the prior base prospectus, should refer instead to the base prospectus dated February 24, 2021, or to the corresponding section of that base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated as of a date prior to February 24, 2021, you should use the following website link to access the base prospectus dated February  24, 2021: https://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated as of a date prior to February 24, 2021 that is provided in the original prospectus supplement. A table of contents for the new base prospectus is provided on page i of the February 24, 2021 base prospectus.

Redemption Dates and Valuation Dates

The following two paragraphs replace the section entitled “Early Redemption” on page S-3 of the original prospectus supplement.

Early redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however there can be no assurance that they can or will do so. UBS reserves the right from time to time to waive this minimum redemption amount in its sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. The applicable “Redemption Date” means the third Trading Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is also a Business Day~~, except that UBS reserves the right from time to time to accelerate, in its sole discretion on a case-by-case basis, the Valuation Date to the date on which the redemption notice is received by UBS rather than the first Trading Day following a Valuation Date~~. You may, however, request that we accelerate the Redemption Date to the date on which the notice of redemption is received by UBS rather than the first Trading Day on which you deliver a redemption notice to us in compliance with the redemption procedures. You should not assume that you will be entitled to any such acceleration. We will be under no obligation to approve any such request, or to make any announcement regarding any decision by us to approve any such request. As a result, when considering making an investment in the Securities, you should assume that we will not choose to approve any request to accelerate the Redemption Valuation Date, or that if we do approve any such request, we will choose not to do so with respect to any redemption requests that you submit. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Redemption Procedures” beginning on page S-48.

The following two paragraphs replace the sections entitled “Redemption Dates” and “Valuation Dates” on pages S-48 and S-49 of the original prospectus supplement.

Redemption Dates

The applicable Redemption Date will be the third Trading Day following a Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is a Business Day~~, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Date to the date on which the notice of redemption is received by UBS rather than the first Trading Day following a Valuation Date. You should not assume that you will be entitled to any such acceleration~~. The calculation agent may postpone the applicable Valuation Date — and therefore the applicable Redemption Date — if a market disruption event occurs or is continuing on a day that would otherwise be the applicable Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. You may, however, request that we accelerate the Redemption Date to the date on which the notice of redemption is received by UBS rather than the first Trading Day on which you deliver a redemption notice to us in compliance with the redemption procedures. You should not assume that you will be entitled to any such acceleration. We will be under no obligation to approve any such request, or to make any announcement regarding any decision by us to approve any such request. As a result, when considering making an investment in the Securities, you should assume that we will not choose to approve any request to accelerate the Redemption Valuation Date, or that if we do approve any such request, we will choose not to do so with respect to any redemption requests that you submit. In the event UBS exercises its call right, the Valuation Date means the third Trading Day prior to the Call Settlement Date (as defined below). If the calculation agent determines that a market disruption event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than five Trading Days. The Final Valuation Date is October 26, 2039.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIPPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

UBS AG, UBS Securities LLC or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplement and the new base prospectus, in connection with offers and sales of the ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank

Prospectus Addendum dated February 24, 2021